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                                                                     EXHIBIT 2.3


                                                                  EXECUTION COPY




                              _____________________
                           MARKLAND TECHNOLOGIES, INC.
                             TECHNEST HOLDINGS, INC.
                           MTECH ACQUISITION, INC. AND
                            GENEX TECHNOLOGIES, INC.


                          AGREEMENT AND PLAN OF MERGER

                              _____________________





















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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2005 (the "AGREEMENT"), by and among MARKLAND TECHNOLOGIES, INC., a Florida corporation ("MARKLAND"), TECHNEST HOLDINGS, INC., a Nevada corporation ("PARENT") and partially owned subsidiary of Markland, MTECH ACQUISITION, INC., a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), GENEX TECHNOLOGIES, INC., a Maryland corporation ("GENEX"), and JASON GENG, the sole stockholder of Genex (the "GENEX STOCKHOLDER"). All of the aforementioned parties to this Agreement may be referred to hereinafter collectively as the "Parties" and each individually as a "Party".

                                   WITNESSETH

         WHEREAS, the Boards of Directors of Markland, Parent, Merger Sub and Genex have determined that it is advisable and in the best interests of their respective companies for Genex to merge with and into Merger Sub (the "MERGER");

         WHEREAS, the stockholders of Merger Sub and Genex have approved and adopted this Agreement and approved the Merger and the transactions contemplated hereby (the "TRANSACTION");

         WHEREAS, it is intended that the Transaction be accomplished, upon the terms and subject to the conditions set forth in this Agreement, by the conversion, pursuant to the merger of Merger Sub with and into Genex, of all issued and outstanding shares of Genex Common Stock (as defined below) into the right to receive cash and shares of common stock of Markland ("MARKLAND SHARES" as further defined below in Section 2.1.7(a)) in the amounts and on the terms specified herein; and

         WHEREAS, as an inducement to each of the Parties to enter into this Agreement and to consummate the Transaction contemplated hereby, the parties are agreeing to make certain representations and warranties, perform certain covenants and provide certain indemnities in connection herewith.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 CERTAIN MATTERS OF CONSTRUCTION. A reference to an article, section, exhibit or schedule means an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." All terms defined


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in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, law or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or law or regulation as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of laws and regulations, by succession of comparable successor laws or regulations and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

1.2 CROSS REFERENCES. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

         TERM                                                   DEFINITION
         After Merger Stock Price............................Section 2.1.7(b)
         Agreement...................................................Preamble
         Cash Consideration Adjustment.......................Section 2.1.7(c)
         Closing..................................................Section 2.2
         Closing Date.............................................Section 2.2
         DCAA.....................................................Section 7.2
         DCAA Audit...............................................Section 7.2
         DCAA Audit Determination Date..........................Section 2.1.8
         DGCL...................................................Section 2.1.1
         Earn Out Consideration.................................Section 2.1.7
         Earnout Measurement Period.............................Exhibit 2.1.7
         Employee List.........................................Section 3.12.2
         Encumbrances..........................................Section 3.15.1
         Escrow Agent...........................................Section 2.1.8
         Excess Cash.........................................Section 2.1.7(d)
         Expenses.................................................Section 7.1
         Final Earnout Determination Date.......................Exhibit 2.1.7
         Genex.......................................................Preamble
         Genex Balance Sheet......................................Section 3.5
         Genex Balance Sheet Date................................Section 3.5
         Genex Benefit Plans.....................................Section 3.11
         Genex Charter Documents..................................Section 3.3
         Genex Common Stock.....................................Section 3.2.1
         Genex Copyrights......................................Section 3.18.8
         Genex Financial Statements...............................Section 3.5
         Genex Insurance Contracts...............................Section 3.19
         Genex Patents.........................................Section 3.18.7
         Genex Stockholder.............................................Preamble
         Genex Trademarks......................................Section 3.18.6
         Geng Escrow Agreement..................................Section 2.1.9


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         Geng Escrow Amount.....................................Section 2.1.9
         Geng Escrow Fund.......................................Section 2.1.9
         Governmental Entity....................................Section 3.4.2
         Indemnification Claim..................................Section 7.2.1
         Indemnified Parties....................................Section 7.2.1
         Indemnifying Parties...................................Section 7.2.1
         Indemnity Deductible ..................................Section 7.2.3
         Indemnity Escrow Agreement.............................Section 2.1.8
         Indemnity Escrow Amount................................Section 2.1.8
         Indemnity Escrow Fund..................................Section 2.1.8
         Itraoral Technologies...................................Section 7.12
         Licensed Agreements...................................Section 3.18.2
         Licensed IP...........................................Section 3.18.2
         Markland....................................................Preamble
         Markland Common Stock ................................Section 6.4.1
         Markland Plan.......................................Section 2.1.7(e)
         Markland Registration Rights.............................Section 2.3
         Material Contracts ...................................Section 3.17.1
         MGCL...................................................Section 2.1.1
         Merger......................................................Recitals
         Merger Certificates.........................................Preamble
         Merger Consideration...................................Section 2.1.7
         Merger Effective Time..................................Section 2.1.2
         Merger Sub..................................................Preamble
         New Option..........................................Section 2.1.7(e)
         Note...................................................Section 2.1.7
         Notice of Claim........................................Section 7.2.1
         Parent......................................................Preamble
         Permits..................................................Section 3.8
         Purchase Price Adjustment...........................Section 2.1.7(b)
         Share Consideration.................................Section 2.1.7(b)
         Stock Price.........................................Section 2.1.7(b)
         Surviving Corporation..................................Section 2.1.1
         Technest Common Stock .................................Section 4.5.1
         Technest Registration Rights Agreement..................Section 2.3
         Third Party Claim......................................Section 7.2.2
         Transaction.................................................Recitals
         Welfare Plan..........................................Section 3.11.6

         1.3 CERTAIN DEFINITIONS. As used herein, the following terms shall have the following meanings:

         AFFILIATE: with respect to a Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

         AFFILIATED GROUP: any affiliated group within the meaning of Code
         Section 1504(a).

         AICPA: American Institute of Certified Public Accountants.

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         BUSINESS: The development of advanced three-dimensional imaging systems, that Genex has conducted since its incorporation.

         BUSINESS DAYS: shall mean any day other than a Saturday or a Sunday or a day on which commercial banking institutions in Maryland are authorized by law or executive order or local proclamation to be closed. Any reference to "days" (unless Business Days are specified) shall mean calendar days.

         CASH-ON-HAND: the amount of cash on hand in Genex bank accounts immediately prior to the Closing.

         COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

         CODE:  the United States Internal Revenue Code of 1986, as amended.

         COPYRIGHTS: registered and unregistered copyrights in both published works and unpublished works, including applications for registrations.

         ENVIRONMENTAL CLAIM: any actual notice received by a Person alleging potential liability of such Person or a Subsidiary of such Person (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence or release of any Material of Environmental Concern at any location or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Laws.

         ENVIRONMENTAL LAWS: any and all federal, state, local and foreign statutes, regulations and ordinances relating to the protection of public health, safety or the environment in effect on the Closing Date.

         ERISA: the Employee Retirement Income Security Act of 1974, as amended.

         ERISA AFFILIATE: any Person who is a member of a controlled group of corporations, group of trades or businesses under common control or affiliated service group (as defined for purposes of Sections 414(b), (c) and (m) of the Code) of such Person.

         EXCHANGE ACT: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be in effect from time to time.

         GAAP: shall mean generally accepted accounting principles in the United States applied on a consistent basis (a) as set forth in Opinions of the Accounting Principles Board of the AICPA and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question, (b) when not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or (c) that otherwise arise by custom for the particular industry. The requisite that such principles are consistently applied means that the accounting principles in a current period are comparable in all material respect to those applied in preceding period. All accounting and financial terms used in this Agreement and the compliance with each covenant contained in this Agreement that relates to financial matters shall be determined in accordance with GAAP as defined in this paragraph.

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         GENEX LEASES: each lease, sublease or other agreement under which Genex uses, occupies or has the right to occupy any real property or interest therein that (a) provides for future minimum payments of $50,000 or more (ignoring any right of cancellation or termination) or (b) the cancellation or termination of which could have a Genex Material
         Adverse Effect.

         GENEX MATERIAL ADVERSE EFFECT: any event or events or any change in or effect on Genex's financial condition, business, operations, assets, properties, or results of operations that, when taken as a whole (i) has materially interfered or is reasonably likely to materially interfere with the ongoing operations of the Business or (ii) singly or in the aggregate has resulted in, or is reasonably likely to have, a material adverse effect on the ongoing conduct of the business of Genex; provided, however, that any adverse effect arising out of or resulting from (x) an event or series of events or circumstances affecting the United States economy generally or the economy generally of any other country in which Genex operates or (y) the entering into of this Agreement or the consummation of the Transaction, shall be excluded in determining whether a Genex Material Adverse Effect has occurred.

         INCOME TAX: any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

         INTELLECTUAL PROPERTY: means all rights under patent, copyright, trademark, trade secret or other intellectual property law regardless whether arising under statutory or common law, including, without limitation: Trademarks, Patents, Copyrights, and Trade Secrets.

         KNOWLEDGE: means actual knowledge of the named individual(s), except with respect to each of Genex, Markland, Parent or Merger Sub, shall mean the actual knowledge of any officer or director of the named entity.

         LETTER OF INTENT: means that letter of intent from Markland to Genex effective as of December 18, 2004.

         LIABILITY: any liability or obligation, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or otherwise, and whether due or to become due, including any liability for Taxes.

         LOSSES: the amount of any damages, Liabilities, obligations, deficiencies, losses (including any actual diminution in value), expenditures, costs or expenses (including reasonable attorneys' fees and disbursements).

         MARKLAND MATERIAL ADVERSE EFFECT: any event or events or any change in or effect on Markland's financial condition, business, operations, assets, properties, or results of operations that, when taken as a whole, (i) has materially interfered or is reasonably likely to materially interfere with the ongoing operations of the Markland's business or (ii) singly or in the aggregate has resulted in, or is reasonably likely to have, a material adverse effect on the ongoing


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         conduct of the business of Markland; provided, however, that any adverse effect arising out of or resulting from (x) an event or series of events or circumstances affecting the United States economy generally or the economy generally of any other country in which Markland operates or (y) the entering into of this Agreement or the consummation of the Transaction, shall be excluded in determining whether a Markland Material Adverse Effect has occurred.

         MATERIALS OF ENVIRONMENTAL CONCERN: petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Laws.

         PARENT MATERIAL ADVERSE EFFECT: any event or events or any change in or effect on Parent's financial condition, business, operations, assets, properties, or results of operations that, when taken as a whole, (i) has materially interfered or is reasonably likely to materially interfere with the ongoing operations of the Parent's business or (ii) singly or in the aggregate has resulted in, or is reasonably likely to have, a material adverse effect on the ongoing conduct of the business of Parent; provided, however, that any adverse effect arising out of or resulting from (x) an event or series of events or circumstances affecting the United States economy generally or the economy generally of any other country in which Parent operates or (y) the entering into of this Agreement or the consummation of the Transaction, shall be excluded in determining whether a Parent Material Adverse Effect has occurred.

         PATENTS: patents and patent applications (including without limitation any registrations, continuations, continuations-in-part, divisional, reissues, reexaminations, extensions or renewals of, issuing from or based upon any patent and patent application or the inventions claimed therein whether in existence now or in the future and any foreign equivalents thereof and renewals).

         PERMITTED ENCUMBRANCES: (a) Security Interests for current taxes, water and sewer charges and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) Security Interests incurred in the ordinary course of business, such as carriers', warehousemen's, landlords' and mechanics' liens and other similar liens arising in the ordinary course of business, (c) Security Interests on personal property leased under operating leases, (d) Security Interests, pledges or deposits incurred or made in connection with workmen's compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or Security Interests in manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) Security Interests or other claims arising under Article 2 of the Uniform Commercial Code that are


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         special property interests in goods identified as goods to which a contract refers, (g) Security Interests arising under Article 9 of the Uniform Commercial Code that are purchase money security interests and
         (h) such Security Interests or other imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the Party subject thereto or affected thereby, and do not otherwise materially adversely affect or impair the business or operations of such Party.

         PERSON: an individual, a corporation, an association, a partnership, an estate, a trust or any other entity or organization.

         SEC:  the U.S. Securities and Exchange Commission.

         SECURITIES ACT: the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be in effect from time to time.

         SECURITY INTEREST: any mortgage, pledge, lien, encumbrance, charge or other security interest.

         SUBSIDIARY: with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Affiliate), owns, directly or indirectly, at least a majority of the stock or other equity interests, the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity.

         TAX: any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         TAX RETURN: any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, required to be supplied to a Governmental Entity.

         TRADEMARKS: trademarks, service marks, trade names, URLs and Internet domain names, designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing.

         TREASURY REGULATION: a regulation promulgated by the United States Treasury Department under one or more provisions of the Code.

         TRADE SECRETS: computer software; databases; technology, trade secrets, know-how, proprietary processes, formulae, algorithms, models, customer lists, business plans, inventions, source code, object code, methodologies and, with respect to all of the foregoing, related documentation.

         WORKING CAPITAL: current accounts receivable of Genex plus Cash-on-Hand minus accounts payable of Genex, each as of the Closing Date.

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                                    ARTICLE 2
                           THE MERGER AND THE CLOSING

         2.1 THE MERGER.

                  2.1.1 THE MERGER. At the Merger Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with
Section 252 of the General Corporation Law of the State of Delaware (the "DGCL") and Section 3-105 of the Maryland General Corporations Law (the "MGCL"), Merger Sub shall merge with and into Genex. Following the Merger, Genex shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Merger Sub shall cease.

                  2.1.2 MERGER EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, a Certificate of Merger substantially in the form of Exhibit 2.1.2 (a) (the "DELAWARE MERGER CERTIFICATE") shall be duly executed and acknowledged by Genex and Merger Sub and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to Section 252 of the DGCL and the Articles of Merger substantially in the form of Exhibit 2.1.2(b) shall be duly executed and acknowledged by Genex and Merger Sub and thereafter delivered to the Maryland State Department of Assessments and Taxation for filing pursuant to Section 3-107 of the MGCL (the "MARYLAND MERGER Certificate" and together with the Delaware Merger Certificate, the "MERGER CERTIFICATES"). The Merger shall become effective at such time as properly executed copies of the Merger Certificates are duly filed with the Secretary of State of the State of Delaware in accordance with Section 252 of the DGCL and the Maryland State Department of Assessments and Taxation in accordance with Section 3-109 of the MGCL or such later time as Parent and Genex may agree upon and set forth in the Merger Certificates (the time the Merger becomes effective being referred to herein as the "MERGER EFFECTIVE TIME").

                  2.1.3 EFFECT OF THE MERGER. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the DGCL and the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Merger Effective Time, all the properties, rights, privileges, powers and franchises of Genex and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and obligations of Genex and Merger Sub shall become the debts, liabilities and obligations of the Surviving Corporation.

                  2.1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. At the Merger Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form attached hereto as
Exhibit 2.1.4(a), until thereafter amended as provided by the DGCL and such Certificate of Incorporation. At the Merger Effective Time the by-laws of the Surviving Corporation shall be amended and restated in their entirety in the form attached hereto as Exhibit 2.1.4(b) until thereafter amended.

                  2.1.5 DIRECTORS. The board of directors of the Surviving Corporation shall consists of three seats, with two directors being appointed by Parent, who shall initially be Robert Tarini and Joseph Mackin and the other seat being filled by the Genex Stockholder, each to hold office in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation.


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Parent agrees to vote its shares of capital stock of the Surviving Corporation to elect the Genex Stockholder or his designee to the board of directors of the Surviving Corporation for the period beginning on the date hereof and ending on the last day of the third and final Earnout Measurement Period.

                  2.1.6 OFFICERS. The officers of the Surviving Corporation shall be as follows: Robert Tarini shall be the Chief Executive Officer, Joseph Mackin shall be the President, Gino Pereira shall be the Chief Financial Officer, and Jason Geng shall be an Executive Vice President and the Chief Scientist, each to hold office in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation.

                  2.1.7 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS. On the terms and subject to the conditions of this Agreement (including, without limitation, the Earn Out Terms and Conditions set forth in Exhibit 2.1.7 and the escrow provisions set forth in Section 2.1.8), at the Merger Effective Time, without any action on the part of Merger Sub, Genex or the Genex Stockholder, the following shall occur:

                  (a) Genex Common Stock. Subject to Section 2.1.7(b), the shares of Genex Common Stock issued and outstanding at the Merger Effective Time, shall be automatically converted into the right to receive in the aggregate (i) Three Million Dollars ($3,000,000) in cash (the "CASH CONSIDERATION"); (ii) that number of shares of common stock, par value $0.0001 per share, of Markland (the "MARKLAND SHARES") equal to Seven Million Dollars ($7,000,000.00) (the "SHARE CONSIDERATION") divided by the average volume-weighted closing price of the Markland Common Stock on the OTC Bulletin Board for the twenty (20) trading days prior to the day before the date of this Agreement (the "STOCK PRICE"); and (iii) if earned, the contingent payments described in the Earn Out Terms and Conditions set forth in Exhibit 2.1.7, (the "EARN OUT CONSIDERATION" and collectively with the Cash Consideration and the Markland Shares, the "MERGER CONSIDERATION").

                  (b) Share Consideration Adjustment. Subject to the limitations set forth below, if the average volume-weighted closing price of the Markland Shares for the ten (10) trading days subsequent to the date of this Agreement (the "AFTER-MERGER STOCK PRICE") is (i) less than the Stock Price, then the number of Markland Shares shall be re-determined using the After-Merger Stock Price, and Parent shall promptly deliver to the Genex Stockholder the number of shares of Markland Common Stock equal to (A) the Share Consideration divided by the After-Merger Stock Price minus (B) the Share Consideration divided by the Stock Price,
         (ii) greater than the Stock Price, then the number of Markland Shares shall be re-determined using the After-Merger Stock Price, and the Genex Stockholder shall promptly deliver to Parent the number of shares of Markland Common Stock equal to (A) the Share Consideration divided by the Stock Price minus (B) the Share Consideration divided by the After-Merger Stock Price (the "PURCHASE PRICE ADJUSTMENT"). Notwithstanding the foregoing, for purposes of calculating the Purchase Price Adjustment, (i) if the After-Merger Stock Price is greater than the Stock Price plus $0.25, then the After-Merger Stock Price shall be equal to the Stock Price plus $0.25 and (ii) if the After-Merger Stock Price is less than the Stock Price minus $0.25, then the After-Merger Stock Price shall be equal to the Stock Price minus $0.25.

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                  (c) Cash Consideration Adjustment. At the Closing Date, the
         Surviving Corporation shall pay to the Genex Stockholder an amount equal to the following:

                           (i) if the Working Capital is greater than or equal
                  to $800,000, and the Cash-on-Hand is greater than or equal to $450,000, an amount equal to $550,000, to be paid as set forth in Section 2.1.7(d) below; or

                           (ii) if the Working Capital is less than $800,000
                  (the "Working Capital Deficit") or the Cash-on-Hand is less than $450,000 (the "Cash Deficit"), an amount equal to (A) $550,000 minus (B) the sum of (x) in the case of the Working Capital Deficit, the difference between $800,000 and the Working Capital and (y) in the case of a Cash Deficit, the difference between $450,000 and the Cash-on-Hand (such amount as determined in accordance with this Section 2.1.7(c) shall be referred to herein as the "CASH CONSIDERATION Adjustment"); provided that if the Working Capital Deficit is caused by the Cash Deficit, then Cash Consideration Adjustment shall only be adjusted to reflect the Cash Deficit.

                  (d) Payment of Cash Consideration Adjustment. The Cash Consideration Adjustment shall be paid on the Closing Date as follows:

                           (i) the Surviving Corporation shall pay to the Genex
                  Stockholder an amount in cash (the "EXCESS CASH") equal to (A) Cash-on-Hand minus (B) $450,000, if any; and

                           (ii) the Surviving Corporation shall issue a
                  promissory note to the Genex Stockholder in the form attached hereto as Exhibit 2.1.7(c) for an amount equal to the difference between the Cash Consideration Adjustment and the Excess Cash.

                  (e) Genex Options. In accordance with Section 3(d) of the Markland Technologies, Inc. 2004 Stock Incentive Plan (the "MARKLAND PLAN"), at the Effective Time of the Merger, each option granted under Genex Technologies, Inc. 2000 Stock Incentive Plan that remains unexercised in whole or in part will be terminated and Markland will issue options to the holders of Genex Options in accordance with this
         Section 2.1.7 (the "NEW OPTIONS"). The number of shares of Markland Common Stock purchasable under the New Option shall be equal to the number of shares of Genex Common Stock that the holder of the option being assumed would have received (without regard to any vesting schedule) upon consummation of the Merger had such Genex option been exercised in full immediately prior to consummation of the Merger and the per share exercise price of such New Option shall be an amount equal to the closing bid price of Markland Common Stock on the Closing Date. Markland agrees to file a registration statement on Form S-8 with respect to the shares of Markland Common Stock subject to the New Options.

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                  (f) Stock of Merger Sub. Each outstanding share of the common stock, $0.0001 par value per share, of Merger Sub shall be converted into one share of the common stock, $1.00 par value per share, of the Surviving Corporation.

                  2.1.8 INDEMNITY ESCROW AMOUNT. On the Closing Date, Markland, Parent and the Genex Stockholder shall execute the escrow agreement in the form attached hereto as Exhibit 2.1.8 (the "INDEMNITY ESCROW AGREEMENT") and Markland shall deposit with Wilmington Trust Company (the "ESCROW AGENT"), for the benefit and on behalf of the Genex Stockholder that number of Markland Shares having a value of $2,000,000 (as determined based on the Stock Price and adjusted in accordance with Section 2.1.7(b)) on the Closing Date (the "INDEMNITY ESCROW AMOUNT"). The Indemnity Escrow Amount will be disbursed in accordance with the terms of the Indemnity Escrow Agreement (such deposit being referred to herein as the "INDEMNITY ESCROW FUND"). The Indemnity Escrow Agreement shall provide, among other things, that (a) if the DCAA Audit (as defined in Section 7.2) is completed prior to the first anniversary of the Closing Date (the date of such completion referred to herein as the "DCAA AUDIT DETERMINATION DATE")), then (i) fifty percent (50%) of the Markland Shares then held in the Indemnity Escrow Fund, less reasonable reserves for asserted claims, will be released to the Genex Stockholder promptly following the DCAA Audit Determination Date and (ii) the balance of the Indemnity Escrow Fund, less reasonable reserves for asserted claims, will be released to the Genex Stockholder on the first anniversary of the Closing Date; and (b) if the DCAA Audit Determination Date occurs on or after the first anniversary of the Closing Date, then the Markland Shares then held in the Indemnity Escrow Fund, less reasonable reserves for asserted claims, will be released to the Genex Stockholder upon the earlier to occur of (i) DCAA Audit Determination Date and
(ii) the third anniversary of the Closing Date (as defined below). Any Markland Shares withheld as reserves with respect to a claim that are ultimately not paid with respect to such claim shall be released upon resolution of such claim. The Indemnity Escrow Agreement shall also provide that for purpose of determining the number of Markland Shares to be held in reserve or released to either Parent or the Genex Stockholder, as the case may be, the value of such Markland Shares shall be based on the average volume-weighted closing bid price of the Markland Shares on the OTC Bulletin Board for the ten (10) trading days prior to the day before the date of such calculation.

                  2.1.9 GENG ESCROW AMOUNT. On the Closing Date, Markland, Parent and the Genex Stockholder shall execute the Geng Escrow Agreement in the form attached hereto as Exhibit 2.1.9 (the "GENG ESCROW AGREEMENT") and Markland shall deposit with the Escrow Agent, for the benefit and on behalf of the Genex Stockholder that number of Markland Shares having a value of $3,000,000 (as determined based on the Stock Price and adjusted in accordance with Section 2.1.7(b)) on the Closing Date (the "GENG ESCROW AMOUNT"). The Geng Escrow Amount will be disbursed in accordance with the terms of the Geng Escrow Agreement (such deposit being referred to herein as the "GENG ESCROW FUND"). The Geng Escrow Agreement shall provide, among other things, that the shares held in the Geng Escrow Fund shall be released to the Genex Stockholder on January 1, 2006.

         2.2 CLOSING. The closing of the Transaction contemplated by this Agreement (the "CLOSING") shall take place at a time and on a date (the "CLOSING DATE") to be specified by the parties, which date shall be no later than the first Business Day after satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 8, unless another date is agreed to by the Parties hereto.

         2.3 CLOSING DELIVERIES.

                  2.3.1 Merger Sub, Parent and/or Markland, as the case may be, shall deliver to Genex or the Genex Stockholder, as the case may be, the following at the Closing (unless expressly waived in writing by Genex or the Genex Stockholder):

                  (a) an opinion of Foley Hoag LLP, counsel to Parent, in substantially the form attached as Exhibit 2.3.1(a).

                  (b) a good standing certificate for Merger Sub and copy of the certificate of incorporation of Merger Sub, in each case issued by the Secretary of State of the State of incorporation of Merger Sub.

                  (c) a good standing certificate for the Parent issued by the Secretary of State of the State of its incorporation and dated not more than ten (10) days prior to the Closing Date.

                  (d) a good standing certificate for Markland issued by the Secretary of State of the State of its incorporation and dated not more than ten (10) days prior to the Closing Date.

                  (e) The Employment Agreement in the form of Exhibit 2.3.1(e) hereto (the "EMPLOYMENT AGREEMENT") for the Genex Stockholder, executed by the Surviving Corporation.

                  (f) The Cash Consideration and the Markland Shares to the Genex Stockholder, less the Indemnity Escrow Amount and the Geng Escrow Amount.

                  (g) The Indemnity Escrow Agreement and the Geng Escrow Agreement executed by the Escrow Agent, Parent and Markland and the Indemnity Escrow Amount and the Geng Escrow Amount to the Escrow Agent.

                  (h) Executed Merger Certificates.

                  (i) The Markland Registration Rights Agreement executed by Markland and the Technest Registration Rights Agreement (each as defined in Section 2.3.2) executed by Parent.

                  (j) A Stock Option Agreement in the form of Exhibit 2.3.1(j) hereto to each person identified in Schedule 2.3.1(j).

                  (k) A certificate of the Secretary or any Assistant Secretary of each of Merger Sub, Parent and Markland, each dated as of the Closing Date and certifying as to (i) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Markland, Parent and Merger Sub, respectively, in connection herewith, (ii) the resolutions adopted by the boards of directors of Markland, Parent and Merger Sub, respectively, authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transaction contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, (iii) the resolutions adopted by the stockholders of Merger Sub authorizing the Transaction contemplated hereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (iv) the Articles of Incorporation (or applicable other charter document) and by-laws of each of Markland, Parent and Merger Sub.

                  (l) Any other certificates and documents as the Company or the Genex Stockholder and his counsel shall reasonably require in order to facilitate the consummation of the Transaction.

                  2.3.2 Genex or the Genex Stockholder, as the case may be, shall deliver to Merger Sub, Parent and/or Markland, as the case may be, at the Closing the following (unless expressly waived in writing by any of the recipient parties):

                  (a) All necessary consents and approvals, each such consent, approval or termination (i) shall be in form and substance satisfactory to Merger Sub in its sole discretion, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and
         (iii) shall be in full force and effect.

                  (b) The resignations of all directors and officers of Genex effective as of the Merger Effective Time.

                  (c) An opinion of Dickstein, Shapiro, Morin & Oshinsky LLP, counsel to Genex, in substantially the form attached hereto as Exhibit 8.2.3.

                  (d) The Registration Rights Agreement in the form attached hereto as Exhibit 2.3.2(d), (the "MARKLAND REGISTRATION RIGHTS AGREEMENT") executed by the Genex Stockholder.

                  (e) The Registration Rights Agreement in the form attached hereto as Exhibit 2.3.2(e) (the "TECHNEST REGISTRATION RIGHTS AGREEMENT") executed by the Genex Stockholder.

                  (f) A good standing certificate for Genex and a copy of the certificate of incorporation of Genex, in each case issued by the Maryland Department of Assessments and Taxation and dated not more than ten (10) Business Days prior to the Agreement Date.

                  (g) The Employment Agreement executed by the Genex
         Stockholder.

                  (h) Executed Merger Certificates.

                  (i) The stock certificate(s) representing all of the Genex Common Stock, together with stock powers executed in blank for each certificate.

                  (j) The Indemnity Escrow Agreement and the Geng Escrow Agreement executed by Genex Stockholder.

                  (k) The Lock-up Agreement in the form attached hereto as
         Exhibit 2.3.2(k) executed by the Genex Stockholder.

                  (l) A certificate of the Secretary or any Assistant Secretary of Genex, dated as of the Closing Date, certifying as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Genex in connection herewith, (b) the resolutions adopted by the board of directors of Genex authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transaction contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, (c) the resolutions adopted by the Genex Stockholder authorizing the consummation of the Transaction contemplated hereby and stating that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (d) Genex Charter Documents (as defined in Section 3.3).

                  (m) Any other certificates and documents as Parent, Merger Sub, Markland or their counsel may reasonably require in order to facilitate the Transaction contemplated by this Agreement.

         2.4 ADDITIONAL ACTIONS. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in the Surviving Corporation title to or ownership or possession of any property, right, privilege, power, franchise or other asset of Genex, acquired or to be acquired by reason of, or as a result of, the Merger, the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF GENEX

         Genex and the Genex Stockholder jointly and severally represent and warrant to Markland, Parent and Merger Sub as follows:

         3.1 CORPORATE STATUS. Genex (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted; and
(ii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each state in which the nature of the business conducted or property owned by it makes such qualification necessary except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Genex Material Adverse Effect. Genex has no Subsidiaries.

         3.2 CAPITAL STOCK.

                  3.2.1 AUTHORIZED STOCK OF GENEX. The authorized capital stock of Genex consists of 20,000,000 shares of common stock, $.001 par value per share (the "GENEX COMMON STOCK"). Of the Genex Common Stock, 10,000,000 shares are issued and outstanding, no shares are held in treasury, and 10,000,000 shares are reserved for issuance pursuant to the Genex Technologies Inc. 2000 Stock Incentive Plan, of which options for 317,000 shares have been granted and remain outstanding. All of the issued and outstanding shares of Genex Common Stock have been duly authorized and validly issued, were not issued in violation of the securities laws of the United States or any state or any person's preemptive rights and are fully paid and nonassessable. The Genex Stockholder owns 10,000,000 shares of Genex Common Stock and is the sole stockholder of Genex. Other than the shares issued to the Genex Stockholder, as of the date hereof, there are no outstanding shares of Genex Common Stock.

                  3.2.2 OPTIONS AND CONVERTIBLE SECURITIES OF GENEX. Except as set forth on Schedule 3.2.2, as of the date hereof, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating Genex to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. Except as set forth on Schedule 3.2.2, as of the date hereof, there are no voting trusts or other agreements or understandings with respect to the voting of the shares of Genex Common Stock. Except as set forth on Schedule 3.2.2, as of the date hereof, Genex is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of Genex Common Stock or any other securities of Genex. Termination of the options granted under the Genex Technologies, Inc. 2000 Stock Option Plan will not result in a withholding obligation for Genex or any Tax to an option holder under Section 409A of the Code in accordance with the provisions of Treasury Notice 2005-1.

         3.3 SUBSIDIARIES

                  (a) Genex owns no capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity. Genex has not agreed nor is Genex obligated to make, or bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Genex has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

                  (b) Genex has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Genex (collectively, the "GENEX CHARTER DOCUMENTS").

         3.4 AUTHORITY FOR AGREEMENT; NONCONTRAVENTION.

                  3.4.1 AUTHORITY. Genex has the corporate power and authority to enter into this Agreement and to consummate the Transaction contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby, to the extent of Genex's obligations hereunder, have been duly and validly authorized by the board of directors of Genex and no other corporate proceedings on the part of Genex are necessary to authorize the execution and delivery of this Agreement and, other than the vote of the holders of Genex Common Stock, the consummation of the Transaction contemplated hereby, to the extent of Genex's obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by Genex have been duly executed and delivered by Genex and constitute valid and binding obligations of Genex, enforceable against Genex in accordance with their terms, subject to the requirement of the aforementioned vote of the holders of the Genex Common Stock and the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Genex Stockholder does not have the right to assert or claim any appraisal or dissenter's rights with respect to the Merger.

                  3.4.2 NO CONFLICT. None of the execution, delivery or performance of this Agreement and the agreements referenced herein by Genex, nor the consummation by Genex of the Transaction contemplated hereby or thereby will
(a) conflict with or result in a violation of any provision of the Genex Charter Documents, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, contract,permit, concession, grant, franchise, license, judgment, order or decree, to which Genex is a party or by which Genex or any of its assets or properties are bound or which is applicable to Genex or any of its assets or properties, except where such violation, breach, default, etc. could not, individually or in the aggregate, reasonably be expected to result in a Genex Material Adverse Effect. Except to the extent novation is required as further described in Section 7.10 below, no authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a "GOVERNMENTAL ENTITY") is necessary for the execution and delivery of this Agreement by Genex or the consummation by Genex of the Transaction contemplated hereby and except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Genex Material Adverse Effect.

         3.5 FINANCIAL STATEMENTS. Genex has previously furnished Parent with accurate and complete copies of Genex's balance sheets as of December 31, 2004, 2003 and 2002 and Genex's statements of operations, cash flows and changes in stockholders' equity for the years then ended. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the "GENEX FINANCIAL STATEMENTS" and Genex's balance sheet as of December 31, 2004 is referred to herein as the "GENEX BALANCE SHEET." Each of the balance sheets included in the Genex Financial Statements (including any related notes) fairly presents in all material respects Genex's financial position as of its respective dates, and the other statements included in the Genex Financial Statements (including any related notes) fairly present in all material respects Genex's results of operations, cash flows and stockholders' equity, as the case may be, for the periods therein set forth, in each case in accordance with GAAP consistently applied, except as otherwise noted thereon, and subject, in the case of the Genex Balance Sheet, to normal year-end adjustments (all except as otherwise stated therein) and the lack of related notes otherwise required by GAAP.

         3.6 ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth on
Schedule 3.6, since the Genex Balance Sheet Date, Genex has not suffered any Genex Material Adverse Effect. Except as set forth on Schedule 3.6, since the Genex Balance Sheet Date, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by Genex of, any of the shares of Genex Common Stock, or any commitment relating to any of the foregoing.

         3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Schedule 3.7, Genex has no Liabilities that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Genex Financial Statements, except (a) Liabilities incurred in the ordinary course of business since the Genex Balance Sheet Date, none of which has had or will have a Genex Material Adverse Effect, (b) Liabilities arising under any agreement, contract, commitment or lease entered into in connection with this agreement and the transactions contemplated hereby and (c) Liabilities disclosed on the Schedules delivered hereunder, arising under any agreement, contract, commitment or lease.

         3.8 COMPLIANCE WITH APPLICABLE LAW. Genex has all requisite licenses, permits and certificates from all Governmental Entities ("PERMITS") necessary to conduct its Business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated and except for any Permits the absence of which do not or could not, individually or in the aggregate, reasonably be expected to have a Genex Material Adverse Effect or prevent or materially delay the consummation of the Transaction. All of such Permits are in full force and effect. Genex is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of Genex, threatened, which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Permits. The Business is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity, which violations could reasonably be expected to have a Genex Material Adverse Effect or prevent or delay the consummation of the Transaction.

         3.9 LITIGATION AND AUDITS. Except as set forth on Schedule 3.9, (a) Genex has not received notice that there is any investigation by any Governmental Entity with respect to Genex pending, and, to the Knowledge of Genex, no investigation by any Governmental Entity with respect to Genex is threatened; (b) there are no claims, actions, suits, arbitrations or proceedings pending or, to the Knowledge of Genex, threatened against or involving Genex or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Genex.

         3.10 TAX MATTERS.

                  3.10.1 FILING OF RETURNS. Genex has timely filed all Tax Returns required to be filed by or on behalf of Genex and has paid all Taxes owing (whether or not shown on any Tax Return). Genex is not currently the beneficiary of any extension of time within which to file any Tax Return. Neither Genex nor the Genex Stockholder has been put on notice by an authority in a jurisdiction where Genex does not file Tax Returns that Genex is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Genex. Genex has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  3.10.2 ASSESSMENTS OR AUDITS. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are active or pending with respect to Genex. There is no material dispute or claim concerning any Tax liability of Genex pending, or to the Knowledge of Genex threatened by any Governmental Entity. Schedule 3.10.2 lists all Tax Returns filed with respect to Genex for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited or are currently the subject of an audit. Genex has made available to Markland and/or Parent correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Genex since December 31, 2001.

                  3.10.3 WAIVER OF STATUTE OF LIMITATIONS. Genex has not waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  3.10.4 GOLDEN PARACHUTES, REAL PROPERTY HOLDING CORPORATIONS. Genex has not filed a consent under Code section 341(f) concerning collapsible corporations. Genex has not made any payments, and is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code section 280G. Genex has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). Genex is not a party to any Tax allocation or sharing agreement.

                  3.10.5 NO CHANGES IN ACCOUNTING, CLOSING AGREEMENT, INSTALLMENT SALE. Genex will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (b) "closing agreement" as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) installment sale or open transaction disposition made on or prior to the Closing Date; or (d) prepaid amount received on or prior to the Closing Date.

                  3.10.6 Other Transactions. Genex has not distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361.

                  3.10.7 S Corp Status. Genex has been a validly electing S Corporation within the meanings of Sections 1361 and 1362 of the Code at all times from January 1, 1996 until the Closing Date.

                  3.11 EMPLOYEE BENEFIT PLANS.

                           3.11.1 LIST OF PLANS. Schedule 3.11 contains a
correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any persons employed by Genex or in which any person employed by Genex is eligible to participate and which is currently maintained or that was maintained at any time during the last three calendar years by Genex or any ERISA Affiliate of Genex (collectively, the "GENEX PLANS"). Genex has delivered to Parent (a) accurate and complete copies of all Genex Plan documents and all other material documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and summary plan descriptions relating to said Genex Plans, (b) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Genex Plans for which financial statements or actuarial reports are required or have been prepared, and (c) accurate and complete copies of all annual reports and summary annual reports for all Genex Plans for which annual reports are required. Genex has also delivered to Parent complete copies of other current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Genex Plans that are in possession of Genex as of the date of this Agreement. Genex has no "defined benefit plans" as defined in Section 3(35) of ERISA. Genex has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Schedule 3.11 identifies each Genex Plan which is subject to new Section 409A of the Code. Each Genex Plan subject to Section 409A has been operated in good faith compliance with the provisions of Section 409A and Treasury Notice 2005-1.

                           3.11.2 ERISA. None of Genex, any of its subsidiaries
nor any ERISA Affiliate of Genex has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause any of them to incur any such liability. Neither Genex nor any ERISA Affiliate of Genex has terminated a defined benefit pension plan which was subject to ERISA; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Genex Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by Genex, any of its subsidiaries or any ERISA Affiliate of Genex. With respect to all Genex Plans, Genex and Genex's ERISA Affiliates are in compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have performed all obligations required to be performed by them, except where the failure to so comply or perform individually or in the aggregate could not result in a Genex Material Adverse Effect. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Genex Plans have been timely filed or delivered. Neither Genex nor any ERISA Affiliate of Genex, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Genex Plans, has engaged in or been a party to any "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of ERISA which could subject Genex or any ERISA Affiliate of Genex, or any director or employee of any Genex Plan or any trust relating to any Genex Plan, or any party dealing with any Genex Plan or trust relating thereto to any tax or penalty on "prohibited transactions" imposed by Section 4975 of the Code. Neither the Genex Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in
Section 412 of the Code and regulations issued thereunder, whether or not waived.

                           3.11.3 PLAN DETERMINATIONS. Each Genex Plan intended
to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Parent, and nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption, or result in the imposition of any excise tax or income tax on unrelated business income under the Code or ERISA with respect to any Genex Plan. With respect to each Genex Plan which is a qualified profit sharing plan, all employer matching contributions accrued for payroll periods ending prior to the Closing under Genex Plan terms and applicable law have been made.

                           3.11.4 FUNDING. Except as set forth on Schedule 3.11:

                           (a) all contributions, premiums or other payments due or required to be made to Genex Plans as of the date of this Agreement have been made as of the date of this Agreement or are properly reflected on Genex Balance Sheet;

                           (b) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Genex, threatened, with respect to any Genex Plan, nor is any Genex Plan the subject of any pending (or to the Knowledge of Genex, any threatened) investigation or audit by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation;

                           (c) no event has occurred which presents a risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Genex Plan;

                           (d) with respect to any Genex Plan that is qualified under Section 401(k) of the Code, no event has occurred with which Genex could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) that is reasonably likely to have a Genex Material Adverse Effect under ERISA, the Code or any other applicable law.

                           3.11.5 CERTAIN OTHER MATTERS. Except as reserved for
on the Genex Balance Sheet, to Genex's Knowledge, Genex has no liability or potential liability in any form whatsoever, and Genex will not have liability or potential liability in any form whatsoever, with regard to any Genex Plan, as a result of the any failure to perform non-discrimination testing on a Genex Plan or any failure to amend a Genex Plan pursuant to the legislation commonly known as "GUST" or the legislation commonly known as "EGTRRA." All employee contributions, including elective deferrals, to Genex's 401(k) plan(s) have been segregated from Genex's general assets and deposited into the trust(s) established pursuant to the 401(k) plan(s) in a timely manner in accordance with the "plan asset" regulations of the Department of Labor.

                           3.11.6 WELFARE PLANS. With respect to any Genex Plan
that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "GENEX WELFARE PLAN") and except as set forth on Schedule 3.11, (a) each Genex Welfare Plan for which contributions are claimed by Genex as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction, (b) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Genex Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (c) any Genex Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women's Health and Cancer Rights Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, and any similar provisions of state law or foreign law applicable to employees of Genex or any ERISA Affiliate of Genex, except, with respect to clauses (a) and (c) above, where any failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Genex Material Adverse Effect.

                           3.11.7 Additional Benefits. Except as specifically
set forth in Schedule 3.11, no employee or former employee of Genex will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Transaction.

                  3.12 EMPLOYMENT-RELATED MATTERS.

                           3.12.1 LABOR RELATIONS. Except to the extent set
forth on Schedule 3.12 (a) Genex is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of employees of Genex or any of its subsidiaries; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Knowledge of Genex, threatened against or otherwise affecting Genex, and Genex has not experienced the same; (c) Genex has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program in the last three years, and Genex has not planned or announced any such action or program for the future with respect to which Genex has any liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from Genex before the Genex Balance Sheet Date have been paid or accrued as of the Balance Sheet Date.

                           3.12.2 EMPLOYEE LIST. Genex has heretofore delivered
to Parent a list (the "EMPLOYEE LIST"), dated as of the date hereof, containing the name of each person employed by Genex and each such employee's position, starting employment date and annual salary. The Employee List is correct and complete as of the date hereof. Each person on the Employee List is and since such person's first date of employment at Genex, has been employed by Genex in accordance with all applicable immigration laws.

                  3.13 ENVIRONMENTAL MATTERS.

                           3.13.1 ENVIRONMENTAL LAWS. Except as set forth on
Schedule 3.13, (a) Genex and each of its subsidiaries is in compliance with all applicable Environmental Laws in effect on the date of this Agreement; (b) Genex has not received any written communication that alleges that it is or was not in compliance with all applicable Environmental Laws in effect on the date; and (c) the management, handling, storage, transportation, treatment, and disposal by Genex and each of its subsidiaries of all Materials of Environmental Concern is and has been in compliance with all applicable Environmental Laws.

                           3.13.2 ENVIRONMENTAL CLAIMS. There is no
Environmental Claim pending or, to the Knowledge of Genex, threatened, against or involving Genex or against any Person whose liability for any Environmental Claim Genex has or may have retained or assumed either contractually or by operation of law.

                           3.13.3 NO BASIS FOR CLAIMS. Genex has not placed,
deposited or released any Material of Environmental Concern upon or under any property now or previously leased, or occupied by Genex, except in compliance with Environmental Laws; without limiting the generality of the foregoing, Genex has not received any notices, demands, requests for information, investigations pertaining to compliance with or liability under Environmental Laws with respect to Materials of Environmental Concern, nor, to the Knowledge of Genex, are any such notices, demands, requests for information or investigations threatened.

                           3.13.4 DISCLOSURE OF INFORMATION. Genex has made, and
during the period between the date of this Agreement and the Closing Date will continue to make, available to Parent all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern pertaining to Genex or any of its subsidiaries or any property or facility now or previously owned, leased or operated by Genex that are in the possession, custody, or control of Genex.

                           3.13.5 LIENS. No lien imposed relating to or in
connection with any Environmental Claim, Environmental Laws, or Materials of Environmental Concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by Genex.

                  3.14 NO BROKER'S OR FINDER'S FEES. Except as set forth in
Schedule 3.14, Genex has not paid nor become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the Transaction contemplated by this Agreement.

         3.15 ASSETS OTHER THAN REAL PROPERTY.

                  3.15.1 TITLE. Genex has good and marketable title to all of the tangible assets shown on the Genex Balance Sheet, and such title is in each case free and clear of any mortgage, pledge, lien, security interest, lease or other encumbrance (collectively, "ENCUMBRANCES"), except for (a) assets disposed of since the date of the Genex Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) Liabilities, obligations and Encumbrances reflected in the Genex Balance Sheet or otherwise in the Genex Financial Statements or in the notes to the Genex Financial Statements, and (c) Permitted Encumbrances.

                  3.15.2 ACCOUNTS RECEIVABLE. Except as set forth on Schedule 3.15, all Genex accounts receivable and unbilled accounts receivable, as well as all other receivables shown on the Genex Balance Sheet or accrued by Genex since the date of the Genex Balance Sheet, arose in the ordinary course of business, consistent with past practice, have been collected or are collectible in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the Genex Balance Sheet Date, any additional allowance in respect thereof is consistent with the allowance reflected in the Genex Balance Sheet. Allowances for doubtful accounts have been prepared in accordance with GAAP consistently applied and in accordance with Genex's past practices.

                  3.15.3 CONDITION. All facilities, equipment and personal property owned by Genex and regularly used in its business are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear is not material to Genex and does not affect Genex's obligations to perform hereunder.

         3.16 REAL PROPERTY.

                  3.16.1 GENEX REAL PROPERTY. Genex neither owns nor has owned any real property.

                  3.16.2 GENEX LEASES. Schedule 3.16 lists all Genex Leases. Genex has made available complete copies of the Genex Leases and all material amendments thereto (which are identified on Schedule 3.16) to Parent. The Genex Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances) and no Encumbrances (except Permitted Encumbrances) have been granted by or caused by the actions of Genex. The Genex Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Genex is not in breach of or default under any Genex Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute a breach or default by Genex under any Genex Lease. Genex has not received any notice of breach or default of any Genex Lease nor, to the Knowledge of Genex, has any other party to a Genex Lease committed a breach or default under any Genex Lease, nor, to the Knowledge of Genex, has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default. Schedule
3.16 correctly identifies each Genex Lease the provisions of which would be materially and adversely affected by the Transaction contemplated hereby and each Genex Lease that requires the consent of any third party in connection with the Transaction contemplated hereby. Except as set forth on Schedule 3.16, no Genex Lease has an unexpired term which including any renewal or extensions of such term provided for in such Genex Lease could exceed ten years.

                  3.16.3 CONDITION. All buildings, structures, leasehold improvements and fixtures, or parts thereof, used by Genex in the conduct of their business are in good operating condition and repair, ordinary wear and tear excepted.

         3.17 AGREEMENTS, CONTRACTS AND COMMITMENTS.

                  3.17.1 GENEX AGREEMENTS. Schedule 3.17 lists all of the following types of agreements to which Genex is a party (the "Material Contracts"):

                           (a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

                           (b) any employment agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date of this Agreement obligations to be performed by Genex);

                           (c) any agreement for personal services;

                           (d) any agreement of guarantee or indemnification other than those entered into in the ordinary course of business;

                           (e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of Genex to compete with any person in any geographic area or to engage in any line of business;

                           (f) any lease other than Genex Leases under which Genex is lessee that involves, in the aggregate, payments of $50,000 or more per annum or is material to the conduct of the business of Genex;

                           (g) any joint venture or profit-sharing agreement;

                           (h) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit agreements providing for the extension of credit to Genex or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $50,000 or more;

                           (i) any license agreement, either as licensor or licensee, involving payments (including past payments) of $50,000 in the aggregate or more, or any distributor, dealer, reseller, franchise, manufacturer's representative, or sales agency or any other similar material contract or commitment;

                           (j) any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the Licensed IP or Intellectual Property of Genex;

                           (k) any agreement or arrangement providing for the payment of any commission based on sales other than to employees of Genex;

                           (l) any agreement for the sale by Genex of materials, products, services or supplies that involves future payments to Genex of more than $50,000;

                           (m) any agreement for the purchase by Genex of any materials, equipment, services, or supplies, that either (i) involves a binding commitment by Genex to make future payments in excess of $50,000 and cannot be terminated by it without penalty upon less than three months' notice or (ii) was not entered into in the ordinary course of business;

                           (n) any agreement or arrangement with any third party for such third party to develop any intellectual property or other asset in the business of Genex;

                           (o) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by Genex that involves future payments by it of more than $50,000;

                           (p) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by Genex of more than $50,000, other than Genex Leases;

                           (q) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of Genex;

                           (r) any agreement that provides for any continuing or future obligation of Genex, involving liability to Genex of more than $50,000, actual or contingent, including but not limited to any continuing representation or warranty and any indemnification obligation, in connection with the disposition of any business or assets of Genex; or

                           (s) any agreement with a Governmental Entity.

                  3.17.2 VALIDITY. Except as set forth on Schedule 3.17, all contracts, leases, instruments, licenses and other agreements required to be set forth on Schedule 3.17 are valid and in full force and effect; Genex has not breached any provision of or defaulted under the terms of, nor, to the Knowledge of Genex, has any other party thereto, breached any provision of, or defaulted under the terms of, any such contract, lease, instrument, license or other agreement, except for any breaches or defaults that would not be expected to have a Genex Material Adverse Effect or have been cured or waived; and Genex has not received any notice of any such breach or default or a "notice to cure" or a similar notice from any person requesting performance under any contract, instrument or other agreement between Genex and such person.

                  3.17.3 THIRD-PARTY CONSENTS. Schedule 3.17 identifies each contract and other document set forth on Schedule 3.17 that requires the consent of a third party in connection with the Transaction.

         3.18 INTELLECTUAL PROPERTY.

                  3.18.1 GENEX OWNED INTELLECTUAL PROPERTY. Schedule 3.18.1 sets forth, for the Intellectual Property owned by the Genex, a list of all United States and foreign (a) issued Patents and patent applications; (b) Trademark registrations and applications therefore; (c) Copyright registrations and applications therefore; (d) Internet domain name registrations and applications therefore, indicating for each (a), (b) (c) and (d), the applicable jurisdiction, title, registration number (or application number), and date issued (or date filed if an application). Genex exclusively owns, free and clear of liens, orders, arbitration awards and other encumbrances, all such Intellectual Property.

                  3.18.2 LICENSED INTELLECTUAL PROPERTY. Schedule 3.18.2 sets forth a complete and accurate list of all agreements pursuant to which Genex is a licensee of Intellectual Property, excluding licenses for publicly available commercial software with a value of less than $20,000 under which Genex is a licensee, indicating for each the title, date executed, the parties thereto, and any royalty or similar payment obligations and a copy of each such agreement has been delivered to Parent. Such agreements are the "LICENSE AGREEMENTS", and the Intellectual Property licensed to Genex is "LICENSED IP". Genex is in compliance with the terms of the License Agreements, and to the Knowledge of Genex, the other parties to the License Agreements are in compliance with the terms of the License Agreements. Genex has valid and enforceable rights to use all of the Licensed IP. Genex owns or licenses all Intellectual Property that is material to the conduct of its businesses as currently conducted and proposed to be conducted.

                  3.18.3 PROTECTION OF INTELLECTUAL PROPERTY. Except as set forth on Schedule 3.18.3, the Genex Stockholder and all former and current employees, consultants and contractors of Genex have executed agreements with Genex that (i) assign to Genex all rights to any inventions, improvements, information and Intellectual Property rights that relate to the business of Genex and (ii) require that Trade Secrets of Genex not be disclosed or used other than for the benefit of Genex. Genex has provided copies of such agreements to Parent or its representatives. To the Knowledge of Genex, there have been no breaches of such agreements.

                  3.18.4 CHALLENGES TO INTELLECTUAL PROPERTY. To the Knowledge of Genex or the Genex Stockholder, no third party has misappropriated, infringed, diluted, or violated any Intellectual Property owned by Genex or licensed to Genex. No claims for such actions have been brought or threatened against any third party by Genex. No third party has commenced any litigation, arbitration or other proceeding against Genex, or brought or, to the Knowledge of Genex, threatened any claim against Genex, (i) alleging that Genex's activities or the conduct of their businesses infringes upon, violates, or constitutes the unauthorized use of Intellectual Property or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned by Genex or that is the subject of the License Agreements.

                  3.18.5 EFFECT OF AGREEMENT. The execution, delivery and performance by Genex or the Genex Stockholder of this Agreement, and the consummation of the Transaction contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Genex's rights to own any of its Intellectual Property or its rights under the License Agreements, nor require the consent of any governmental authority or third party in respect of any such Intellectual Property or License Agreements.

                  3.18.6 TRADEMARKS. All of the registered Trademarks owned by Genex ("GENEX TRADEMARKS") are valid and enforceable, and are not subject to any maintenance fees, taxes or actions due within ninety (90) days of the Closing Date. No Genex Trademark is the subject of any opposition, invalidation or cancellation proceeding, and to the Knowledge of Genex or the Genex Stockholder, no such action is threatened.

                  3.18.7 PATENTS. All the issued Patents that are owned by Genex ("GENEX PATENTS") are valid and enforceable, and are not subject to any maintenance fees, taxes, actions or annuities due within ninety (90) days of the closing date (excluding any extensions of time for due dates that may be available). There are no proceedings pending or, to the Knowledge of Genex or the Genex Stockholder, threatened which challenge validity or enforceability of the Genex Patents.

                  3.18.8 COPYRIGHTS. All of the registered Copyrights owned by Genex ("GENEX COPYRIGHTS") are valid and enforceable, and are not subject to any maintenance fees, taxes or actions due within ninety (90) days of the closing date.

                  3.18.9 TRADE SECRETS. Genex has diligently protected Genex's rights in Trade Secrets of Genex. Except under written, valid and binding confidentiality obligations, to the Knowledge of Genex or the Genex Stockholder there has been no disclosure of Genex Trade Secrets.

         3.19 INSURANCE CONTRACTS. Schedule 3.19 lists all contracts of insurance and indemnity in force at the date of this Agreement with respect to Genex (collectively, the "GENEX INSURANCE CONTRACTS"). All of the Genex Insurance Contracts are in full force and effect, with no default thereunder by Genex which, could permit the insurer to deny payment of claims thereunder. All premiums due and payable thereon have been paid and Genex has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under any of the Genex Insurance Contracts will not be available in the future on substantially the same terms as now in effect. Genex has not received or given a notice of cancellation with respect to any of the Genex Insurance Contracts. Genex has given proper notice of the Transaction if and as required by any of the Genex Insurance Contracts to ensure that there is no disruption in the insurance coverage under such Genex Insurance Contracts.

         3.20 BANKING RELATIONSHIPS. Schedule 3.20 shows the names and locations of all banks and trust companies in which Genex has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

         3.21 ABSENCE OF CERTAIN RELATIONSHIPS. Except as set forth on Schedule 3.21, none of (a) Genex, (b) any officer, director, stockholder or employee of Genex or Genex's subsidiaries, or (c) any member of the immediate family of the persons listed in (a) or (b) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of Genex (other than holdings in publicly held companies of less than two percent (2%) of the outstanding capital stock of any such publicly held company).

         3.22 FOREIGN CORRUPT PRACTICES. None of Genex, any subsidiary of Genex, any Affiliate of Genex, nor any other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly taken any action which would cause Genex to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. None of Genex, any subsidiary of Genex, any Affiliate of Genex, nor any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Genex, or any Affiliate of Genex, or (iv) in violation of any law or regulation, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Genex.

         3.23 FULL DISCLOSURE. Neither this Agreement (including the disclosure schedules hereto) nor any certificate or other document furnished by Genex or the Genex Stockholder at the Closing contains any untrue statement by Genex or the Genex Stockholder of a material fact or omits a material fact necessary to be stated to make the statements by Genex or the Genex Stockholder contained herein not false or misleading.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to Genex as follows:

         4.1 CORPORATE STATUS OF PARENT. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

         4.2 AUTHORITY FOR AGREEMENT; NONCONTRAVENTION.

                  4.2.1 AUTHORITY. Parent has the corporate power and authority to enter into this Agreement and to consummate the Transaction contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby, to the extent of Parent's obligations hereunder, have been duly and validly authorized by the board of directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby, to the extent of Parent's obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by Parent have been duly executed and delivered by Parent and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  4.2.2 NO CONFLICT. None of the execution, delivery or performance of this Agreement and the agreements referenced herein by Parent, nor the consummation by Parent of the Transaction contemplated hereby or thereby will (a) conflict with or result in a violation of any provision of Parent's charter documents or by-laws, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, contract, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent is a party or by which Parent or any of its assets or properties are bound or which is applicable to Parent or any of its assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transaction, and except for the filing of the Merger Certificates and such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not, prevent or materially delay the consummation of the Transaction by Parent or Merger Sub.

         4.3 SEC STATEMENTS, REPORTS AND DOCUMENTS.

                  4.3.1 SEC REPORTS OF PARENT. Except as set forth on Schedule 4.3.1, Parent has filed all required forms, reports, statements and documents with the SEC since December 31, 2003 ("PARENT'S SEC REPORTS"). The documents so filed by Parent and available in the public records of the SEC include (a) its Annual Reports on Form 10-KSB for its fiscal year ended December 31, 2003, (b) its Quarterly Reports on Form 10-QSB for its fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, (c) all other forms, reports, statements and documents filed or required to be filed by it with the SEC since December 31, 2003, and (d) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC.

                  4.3.2 FINANCIAL STATEMENTS OF PARENT. Except as set forth on
Schedule 4.3.1, the consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in Parent's SEC Reports (collectively, "PARENT FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange
Act), and present fairly in all material respects the financial position of Parent as of their respective dates, and the results of its operations and cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments). Since September 30, 2004, there has not been any material change by Parent in accounting principles, methods or policies for financial accounting purposes except as required by concurrent changes in GAAP.

         4.4 FINANCING. Parent has sufficient funds available to satisfy, among other things, the obligation to pay the Cash Consideration, and all expenses incurred by the Parent in connection with the Transaction.

         4.5 CAPITALIZATION OF PARENT.

                  4.5.1 AUTHORIZED STOCK OF PARENT . The authorized capital stock of Parent consists of 495,000,000 shares of common stock, $0.001 par value per share (the "TECHNEST COMMON STOCK") of which, 442,059,447 shares are issued and outstanding, no shares are held in treasury and an aggregate of 10,500,000 shares are reserved for issuance under the Technest 2001 Stock Option Plan, 2000 Stock Option Plan and 1998 Stock Option Plan, of which options for 662,770 have been granted and remain outstanding; 150 shares of Series A Preferred Stock, par value $.001 per share (the "TECHNEST SERIES A PREFERRED STOCK"), of which
124.325 shares are issued and outstanding; 1,149,425 shares of Series B Preferred Stock par value $.001 per share (the "TECHNEST SERIES B PREFERRED STOCK"), of which 1,149,425 shares are issued and outstanding; and 1,149,425 shares of Series C Preferred Stock, par value $0.001 per share, (the "TECHNEST SERIES C PREFERRED STOCK") and collectively with the Technest Series A Preferred Stock and the Technest Series B Preferred Stock , the "TECHNEST PREFERRED STOCK"), of which 1,149,425 shares are issued and outstanding. All of the issued and outstanding shares of Technest Common Stock and Technest Preferred Stock have been duly authorized and validly issued, were not issued in violation of the securities laws of the United States or any state or any person's preemptive rights and are fully paid and nonassessable.

                  4.5.2 OPTIONS AND CONVERTIBLE SECURITIES OF PARENT. Except as set forth in Parent's SEC Reports, as qualified by Schedule 4.3.1 or Schedule
4.5.2 or as contemplated by the Transaction, (a) there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating Parent to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock; (b) there are no voting trusts or other agreements or understandings with respect to the voting of the shares of Technest Common Stock; and (c) Parent is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of Technest Common Stock or any other securities of Parent.

         4.6 LITIGATION AND AUDITS. Except as set forth in Parent's SEC Reports or as qualified by Schedule 4.3.1, (a) Parent has not received notice that there is any investigation by any Governmental Entity with respect to Parent pending, and, to the Knowledge of Parent, no investigation by any Governmental Entity with respect to Parent is threatened; (b) there are no claims, actions, suits, arbitrations or proceedings pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity which could reasonably be expected to result in a Technest Material Adverse Effect; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Parent.

         4.7 SOPHISTICATED INVESTOR. Parent acknowledges and agrees that it is sophisticated and was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.

         4.8 FULL DISCLOSURE. Neither this Agreement (including the disclosure schedules hereto) nor any certificate or other document furnished by Parent at the Closing contains any untrue statement by Parent of a material fact or omits a material fact necessary to be stated to make the statements by Parent contained herein not false or misleading.

                                    ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

         Merger Sub represents and warrants to Genex as follows:

         5.1 CORPORATE STATUS. Such corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 OWNERSHIP. All of the outstanding capital stock of such corporation is held by Parent.

         5.3 LIMITED HISTORY AND PURPOSE. Such corporation was incorporated on February 10, 2005 for the purpose of effecting the Transaction described in this Agreement. Such corporation never has had any operations, and has no assets. Other than pursuant to this Agreement, such corporation has no Liabilities of any kind.

         5.4 AUTHORITY FOR AGREEMENT; NONCONTRAVENTION.

                  5.4.1 AUTHORITY. Merger Sub has the corporate power and authority to enter into this Agreement and to consummate the Transaction contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby, to the extent of Merger Sub's obligations hereunder, have been duly and validly authorized by the board of directors and stockholders of Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby, to the Merger Sub's obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by Merger Sub have been duly executed and delivered and constitute valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to
(a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  5.4.2 NO CONFLICT. None of the execution, delivery or performance of this Agreement and the agreements referenced herein by Merger Sub, nor the consummation by Merger Sub of the transaction contemplated hereby or thereby will (a) conflict with or result in a violation of any provision of Merger Sub's charter documents or by-laws, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or result in the creation of any lien or encumbrance pursuant to, any provision of any judgment, order, decree, statute, ordinance, rule or regulation to which or by which Merger Sub is bound or which is applicable to Merger Sub. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Merger Sub or the consummation by Merger Sub of the Transaction except for the filing of the Merger Certificates and such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not, prevent or materially delay the consummation of the Transaction by Parent or Merger Sub.

         5.5 SOPHISTICATED INVESTOR. Merger Sub acknowledges and agrees that it is sophisticated and was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.

         5.6 FULL DISCLOSURE. Neither this Agreement (including the disclosure schedules hereto) nor any certificate or other document furnished by Merger Sub at the Closing contains any untrue statement by Merger Sub of a material fact or omits a material fact necessary to be stated to make the statements by Merger Sub contained herein not false or misleading.

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF MARKLAND

         6.1 CORPORATE STATUS OF MARKLAND. Markland is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

         6.2 AUTHORITY FOR AGREEMENT; NONCONTRAVENTION.

                  6.2.1 AUTHORITY. Markland has the corporate power and authority to enter into this Agreement and to consummate the Transaction contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby, to the extent of Markland's obligations hereunder, have been duly and validly authorized by the Board of Directors of Markland and no other corporate proceedings on the part of Markland are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby, to the extent of Markland's obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by Markland have been duly executed and delivered by Markland and constitute valid and binding obligations of Markland, enforceable against Markland in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to
(a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  6.2.2 NO CONFLICT. None of the execution, delivery or performance of this Agreement and the agreements referenced herein by Markland, nor the consummation by Markland of the Transaction contemplated hereby or thereby will (a) conflict with or result in a violation of any provision of Markland's charter documents or by-laws, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, contract, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Markland is a party or by which Markland or any of its assets or properties are bound or which is applicable to Markland or any of its assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Markland or the consummation by Markland of the Transaction, and except for the filing of the Merger Certificates and such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not, prevent or materially delay the consummation of the Transaction by Markland or Merger Sub.

         6.3 SEC STATEMENTS, REPORTS AND DOCUMENTS.

                  6.3.1 SEC REPORTS MARKLAND. Markland has filed all required forms, reports, statements and documents with the SEC since June 30, 2004 ("MARKLAND'S SEC REPORTS"). The documents so filed by Parent and available in the public records of the SEC include (a) its Annual Reports on Form 10-KSB for its fiscal year ended June 30, 2004, (b) its Quarterly Reports on Form 10-QSB for its fiscal quarters ended September 30, 2004, December 31, 2004, (c) all other forms, reports, statements and documents filed or required to be filed by it with the SEC since June 30, 2004, and (d) all amendments and supplements to all such reports and registration statements filed by Markland with the SEC.

                  6.3.2 FINANCIAL STATEMENTS OF MARKLAND. The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Markland included in the Markland's SEC Reports (collectively, "MARKLAND FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act), and present fairly in all material respects the consolidated financial position of Markland and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments). Since September 30, 2004, there has not been any material change, by Markland or any of its subsidiaries, in accounting principles, methods or policies for financial accounting purposes except as required by concurrent changes in generally accepted accounting principles.

         6.4 CAPITALIZATION OF MARKLAND.

                  6.4.1 AUTHORIZED STOCK OF MARKLAND. The authorized capital stock of Markland consists of (a) 500,000,000 shares of common stock, $.0001 par value per share (the "MARKLAND COMMON STOCK"), of which [_______] shares are issued and outstanding, no shares are held in treasury, and 25,000,000 shares are reserved for issuance pursuant to the Markland Technologies Inc. 2004 Stock Incentive Plan, of which options for [6,336,163] shares have been granted and remain outstanding, (b) 30,000 shares of Series A Preferred Stock, $.0001 par value per share, of which 30,000 shares are issued and outstanding (c) 10 shares of Series B Preferred Stock $.0001 par value per share, of which no shares are issued and outstanding, (d) 8,000 shares of Series C Preferred Stock $.0001 par value per share, of which no shares are issued and outstanding and (e) 40,000 shares of Series D Preferred Stock $.0001 par value per share, of which 15,455 shares are issued and outstanding (the Markland Common Stock, Series A Preferred Stock Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock referred to as the "MARKLAND CAPITAL STOCK"). All of the issued and outstanding shares of Markland Capital Stock have been duly authorized and validly issued, were not issued in violation of the securities laws of the United States or any state or any person's preemptive rights and are fully paid and nonassessable.

                  6.4.2 OPTIONS AND CONVERTIBLE SECURITIES OF MARKLAND. Except as set forth in Markland's SEC Reports or as contemplated by the Transaction,
(a) there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating Markland to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock; (b) there are no voting trusts or other agreements or understandings with respect to the voting of the shares of Markland Common Stock; and (c) Markland is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of Markland Common Stock or any other securities of Markland. The Markland Plan has been duly authorized and adopted by the Board of Directors of Markland and the Markland Plan in compliance with all applicable state corporate and state and federal securities Laws.

         6.5 LITIGATION AND AUDITS. Except as set forth in Markland's SEC Reports, (a) Markland has not received notice that there is any investigation by any Governmental Entity with respect to Markland pending, and, to the Knowledge of Markland, no investigation by any Governmental Entity with respect to Markland is threatened; (b) there are no claims, actions, suits, arbitrations or proceedings pending or, to the Knowledge of Markland, threatened against or involving Markland or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity which could reasonably be expected to result in a Markland Material Adverse Effect; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Markland.

         6.6 SOPHISTICATED INVESTOR. Merger Sub acknowledges and agrees that it is sophisticated and was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.

         6.7 FULL DISCLOSURE. Neither this Agreement (including the disclosure schedules hereto) nor any certificate furnished by Markland at the Closing contains any untrue statement by Markland of a material fact or omits a material fact necessary to be stated to make the statements by Markland contained herein not false or misleading.

                                    ARTICLE 7
                              ADDITIONAL AGREEMENTS

         7.1 EXPENSES. Except as provided in this Section 7.1, Markland and Parent shall be responsible for their own costs and expenses in connection with the Transaction, including fees and disbursements of consultants, brokers, finders, investment bankers and other financial advisors, counsel and accountants ("EXPENSES") and the Genex Stockholder shall be responsible for its Expenses as well as the Expenses of Genex incurred prior to or in connection with the Closing. Notwithstanding the foregoing, the Genex Stockholder shall be responsible for all expenses incurred in connection with the Geng Escrow Agreement whether incurred prior to or after the Closing Date. For purposes of
Section 2.1.7(c), Working Capital shall be determined after payment of these expenses.

         7.2 GENERAL INDEMNIFICATION. The Genex Stockholder, on the one hand, or Markland, Parent and Merger Sub severally, on the other hand, shall indemnify (subject to the limitations set forth in Section 7.2.3) Markland, Parent and Merger Sub and their respective Representatives and Affiliates (the "MARKLAND PARTIES") or the Genex Stockholder and his respective successors and assigns (the "GENEX PARTIES"), as the case may be, in respect of, and hold each harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty on the part of such Party contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of such Party contained in this Agreement and (iii) solely with respect to the Genex Stockholder, any amount (including fines and penalties) owed to any Governmental Entity, arising out of that certain audit and investigation of Genex by the Defense Contract Audit Agency ("DCAA") initiated by that certain letter from the DCAA to Genex dated April 4, 2004 and related actions including those set forth on Schedule 3.9, which is ongoing and known to all Parties hereto as of the date of this Agreement (the "DCAA AUDIT"). Any legal and accounting fees or other expenses incurred by Genex or Merger Sub in connection with its response to the DCAA Audit are expressly excluded from and shall not be a part of any Indemnification Claim. For the purpose of determining the presence of a breach and the magnitude of a Loss suffered, incurred or paid, each representation, warranty and covenant contained herein shall read as if all qualifications as to materiality have been deleted therefrom.

                  7.2.1 CLAIMS FOR INDEMNIFICATION. Upon obtaining Knowledge of any facts, claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder (referred to herein as an "INDEMNIFICATION CLAIM"), a party entitled to indemnification hereunder (an "INDEMNIFIED PARTY") shall promptly give written notice of such facts, claim or demand ("NOTICE OF CLAIM") to a party responsible for providing indemnification hereunder (the "INDEMNIFYING PARTY"). So long as the Notice of Claim is given by the Indemnified Party during the Claims Period specified in Section 7.2.4, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party's right to indemnification except to the extent that the Indemnifying Party has been prejudiced thereby.

                  7.2.2 DEFENSE BY INDEMNIFYING PARTY. In the event of a claim or demand asserted by a third party (a "THIRD PARTY Claim"), the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 10 Business Days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to control the defense of such Third Party Claim. If the Indemnifying Party gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows: (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by the Indemnifying Party, which choice of counsel shall be subject to the reasonable satisfaction of the Indemnified Party; (b) the Indemnified Party may retain separate co-counsel at the sole cost and expense of the Indemnified

Party; (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If, however the Indemnifying Party does not notify the Indemnified Party within 10 Business Days after the Indemnified Party has given notice of the matter, that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against the matter; however, the Indemnified Party shall neither consent to the entry of any judgment nor settle any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                  7.2.3 LIMITATION ON LIABILITY FOR INDEMNITY.

                  (a) An Indemnified Party shall not be entitled to indemnification from any Indemnifying Party pursuant to this Section
         7.2 until the aggregate amount of all Losses suffered by the Indemnified Party exceeds one hundred thousand dollars ($100,000) (the "INDEMNITY DEDUCTIBLE") whereupon the Indemnified Party shall be entitled to indemnification hereunder for the aggregate amount of such Losses in excess of the Indemnity Deductible suffered by the Indemnified Party; PROVIDED, HOWEVER, THAT the Indemnity Deductible shall not apply to Losses suffered by the Markland Parties as a result of the DCAA Audit.

                  (b) Except as set forth in Section 7.2.3(c) below, neither the Markland Parties nor the Genex Parties' aggregate liability for indemnification under this Section 7.2 for all claims shall exceed the value of the Markland Shares held in the Indemnity Escrow Fund.

                  (c) Anything in this Section 7.2.3 to the contrary notwithstanding, the Genex Parties agree to indemnify the Markland Parties in full for all Losses occasioned or caused by, resulting from or arising out of matter relating to title to the Genex Common Stock, Taxes, ERISA, Environmental Claims and Intellectual Property; provided that the Genex Parties' aggregate liability for indemnification under this Section 7.2.3(c) for all claims shall not exceed an amount equal to the Merger Consideration.

                  7.2.4 CLAIMS PERIOD. Except as set forth below, any Indemnification Claim under this Section 7.2 must be asserted by written notice on or before the first anniversary of the Closing Date. Any Indemnification Claim (a) relating to title to the Genex Common Stock, Taxes, ERISA or Environmental Claims must be asserted by written notice to the applicable party prior to the termination of the applicable statute of limitations and (b) relating to Intellectual Property matters or the DCAA Audit must be asserted by written notice to the applicable party before the third anniversary of the Closing Date.

                  7.2.5 SUBROGATION. Upon making an indemnity payment pursuant to this Agreement as a result of a Third Party Claim, the Indemnifying Party will have a right of subrogation with respect to the Indemnified Party's rights in regard to such Third Party Claim against the third party or parties asserting such Third Party Claim. Without limiting the generality of any other provision, the Indemnifying Party or Parties and each such Indemnified Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

                  7.2.6 NO DOUBLE RECOVERY. Notwithstanding anything herein to the contrary, no Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or Schedules, any document executed in connection with this Agreement or otherwise.

                  7.2.7 TREATMENT OF INDEMNITY PAYMENTS BETWEEN THE PARTIES. Unless otherwise required by applicable law, all indemnification payments shall constitute adjustments to the consideration paid hereunder for all Tax purposes, and no Party shall take any position inconsistent with such characterization.

                  7.2.8 DUTY TO MITIGATE. Each Party to this Agreement agrees to use commercially reasonable efforts to mitigate any damages which form the basis of any claim hereunder.

                  7.2.9 SOLE AND EXCLUSIVE REMEDY. This Section 7.2 shall be the sole and exclusive remedy of all Indemnified Parties for all claims (a) based on, arising out of or in connection with any breach or alleged breach of any of the representations, warranties or covenants in this Agreement or (b) except for fraud, in connection with this Agreement.

         7.3 DCAA AUDIT. Without limiting the provisions set forth in Section 7.2, the Genex Stockholder agrees that if at any time following the Closing Date, the DCAA or any Governmental Entity informs Genex or the Surviving Corporation that any portion of the invoices which are the subject of the DCAA Audit will not be paid or is disputed by the DCAA or the relevant Governmental Entity (such amount being referred to herein as the "BAD DEBT") and such dispute is not resolved by payment in full within 90 days of the notice of such dispute, the Genex Stockholder shall promptly pay to the Surviving Corporation an amount in cash equal to the Bad Debt. Upon receipt of such payment, Parent shall release to the Genex Stockholder the number of shares of Markland Common Stock held in the Indemnity Escrow Fund having a value (based on the average volume-weighted closing price of the Markland Common Stock for the ten (10) trading days prior to the DCAA Audit Determination Date) equal to the Bad Debt.

         7.4 PUBLIC DISCLOSURE. Immediately following the Closing, Parent shall disseminate the press release attached as Exhibit 7.4 Except as otherwise required by law, Parent shall make no other public disclosure of information regarding the Transaction contemplated herein prior to the Closing without the consent of Genex, which consent shall not be unreasonably withheld or delayed. Genex and Parent agree that each Party's confidentiality obligations set forth in Section 7.5 hereof shall remain in full force and effect in accordance with the terms thereof.

         7.5 CONFIDENTIALITY. The parties acknowledge that Genex and Markland have previously executed that certain Confidentiality Agreement dated as of November 2, 2004 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

         7.6 FURTHER ASSURANCES. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any Party, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the Transaction contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any Material Contracts and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each Party to this Agreement are hereby directed and authorized to use commercially reasonable efforts to effectuate all required action.

         7.7 TAX MATTERS.

                  7.7.1 ELECTIONS, ETC.

                  (a) Prior to the Closing, (i) neither Genex nor the Genex Stockholder will revoke Genex's election to be taxed as an S corporation within the meaning of Code section 1361 and 1362 and (ii) Genex and the Genex Stockholder shall not take or allow any action (other than the sale of Genex stock pursuant to this Agreement) that would result in the termination of Genex's status as a validly electing S corporation within the meaning of Code sections 1361 and 1362.

                  (b) Without the prior written consent of Markland (which consent shall not be unreasonably withheld), neither Genex nor the Genex Stockholder, prior to the Closing, shall make or change any other election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Genex, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Genex for any period (or portion thereof) ending after the Closing Date or decreasing any Tax attribute of Target existing on the Closing Date.

                  (c) Without the prior written consent of the Genex Stockholder (which consent shall not be unreasonably withheld), none of Genex, Markland, or any Affiliate of Markland shall, after the Closing Date, make or change any other election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Genex, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Genex for any period ending after the Closing Date or decreasing any Tax attribute of Genex ending on or before the Closing Date.

                  7.7.2 COOPERATION ON TAX MATTERS; PREPARATION OF RETURNS; ETC.

                  (a) Each Party hereto shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Genex agrees (i) to retain all books and records with respect to Tax matters pertinent to Genex relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations relating thereto and any extensions thereof, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give each other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Surviving Corporation so requests, allow the Surviving Corporation to take possession of such books and records.

                  (b) Except as set forth in Section 7.7.3(c), Parent shall prepare or cause to be prepared and Surviving Corporation shall file or cause to be filed all Tax Returns for Genex for all period ending on or prior to the Closing Date and that are filed after the Closing Date. All such Tax Returns will be prepared in accordance with the past custom and practice of Genex. Parent shall permit the Genex Stockholder to review and comment on each such Tax Return described in the preceding sentences prior to filing, and will make such revisions to such Tax Returns that Genex Stockholder reasonably requests. To the extent permitted by applicable law, Genex Stockholder shall include any income, gain, loss, deduction, or other Tax item for such periods on his Tax Returns in a manner consistent with the Schedule K-1s furnished by Genex for such periods.

                  7.7.3 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Parent when due, and the Parent will, at its own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration taxes and fees. All other Taxes shall be paid by the Person upon whom the incidence of tax falls.

                  7.7.4 TAX AUDITS. Except as provided in Section 7.2 the Person on whom the incidence of a Tax falls shall control, at its own expense, any audit by a governmental authority with respect to such Tax. Any Person receiving notice of an audit that it does not control pursuant to the preceding sentence shall promptly provide such notice to the controlling Person and shall take any other action as may be required to vest control of the audit in such controlling Person.

         7.8 ACCOUNTS RECEIVABLE. Effective as of the Closing, Genex hereby irrevocably constitutes and appoints the Surviving Corporation its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to endorse the name of Genex on any checks and other remittances received on account of its accounts receivable and to perform all other acts necessary or desirable to collect the such accounts receivable for the account of the Surviving Corporation.

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

         7.9 CONSENTS. Each of the parties shall use commercially reasonable efforts to obtain the consents listed on Schedule 3.17.

         7.10 NOVATION OF CONTRACTS. Each Party agrees to use commercially reasonable efforts to effect the novation of each contract with a Governmental Entity that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of the Federal Acquisition Regulation to effect a novation of any contract with the Government of the United States. In particular and without limiting the generality of the foregoing, Genex shall continue to communicate with responsible officers of the Government of the United States from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation.

         7.11 MARKLAND OPTIONS AND S-8 REGISTRATION STATEMENT. Options for 300,000 shares in the aggregate will be issued to the individuals and in the amounts mutually agreed by Markland and the Genex Stockholder promptly following the Closing Date pursuant to the Markland Plan. Markland shall file and use commercially reasonable efforts to cause there to be effective within 75 days of the Closing Date a registration statement on Form S-8 (or any successor form) or other appropriate forms, with respect to shares of Markland Common Stock subject to New Options and to additional options issued under the Markland Plan, if any, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as options issued under the Markland Plan remain outstanding.

         7.12 INTRAORAL TECHNOLOGIES. The Parties agree that Genex Intraoral Technologies (as defined below) may have significant commercial application and that, in the event that the Intraoral Technologies owned by Genex prior to Closing are commercialized, the Genex Stockholder shall be entitled to fifty percent (50%) of all profits generated from the Intraoral Technologies used in medical and dental applications for a period of five years following the Closing Date. The Parties further agree that Markland, Parent and/or the Surviving Corporation shall use commercially reasonable efforts to promote the sale of all products using the Intraoral Technologies. Notwithstanding the foregoing, any revenue resulting from the Intraoral Technologies shall be excluded from the calculation of the Earn Out Consideration. "INTRAORAL TECHNOLOGIES" shall mean those intraoral technologies described on Exhibit 7.12 hereto and any improvements thereto, but excluding any new technology or products.

         7.13 POTENTIAL CLAIM BY GENEX. The Parties acknowledge their mutual understanding that Genex may have claims against a specific agreed manufacturer which, if successful may yield a significant recovery. In the event the Surviving Corporation determines, in its reasonable discretion, to pursue these claims, 50% of any recovery, net of expenses, will be paid to the Genex Stockholder.

         7.14 NO PRIOR ACTIVITY OF MERGER SUB. Prior to the Merger Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to merger Sub for the issuance of its stock to Parent) or liabilities.

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

         7.15 SEC REPORTING. Parent will take commercially reasonable steps to get into compliance with all reporting and other requirements of the SEC applicable to Parent and to cure any past deficiencies in such reporting and other requirements.

                                    ARTICLE 8
                              CONDITIONS PRECEDENT

         8.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Parties hereto to effect the Transaction contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the Party for whose benefit such condition is imposed:

                  8.1.1 NO ILLEGALITY; CONSENTS. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state, federal or other government agency that would prohibit or materially restrict the Transaction.

                  8.1.2 Third Party Consents; Government Consents. All filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, Governmental Entities) required for the consummation of the Transaction and the other material transactions contemplated hereby shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

                  8.1.3 GENEX STOCKHOLDER APPROVAL. Genex shall have obtained all necessary authorizations and approvals from the holders of Genex Common Stock required for the consummation of the Transaction.

                  8.1.4 NO INJUNCTION. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transaction shall be in effect (each Party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the Transaction; PROVIDED, that to the extent a Governmental Entity is not a party to such suit, action or proceeding, Parent or Genex believes that such suit, action or proceeding has a reasonable likelihood of success.

         8.2 CONDITIONS PRECEDENT TO OBLIGATION OF PARENT AND MERGER SUB TO CONSUMMATE THE TRANSACTION. The obligation of Markland, Parent and Merger Sub to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Parent or Merger Sub prior to Closing:

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

                  8.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Genex and the Genex Stockholder set forth in this Agreement shall have been true and correct as of the date when made and as of the Closing as though made on and as of such date, except for those representations and warranties that were made as of a particular date, which shall have been true and correct as of such date; and Genex shall have delivered to Parent a certificate to that effect, dated the Closing Date and signed on behalf of Genex by the President of Genex.

                  8.2.2 AGREEMENTS AND COVENANTS. Genex shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing, such that the Surviving Corporation's ability to assume the business previously operated by Genex as of the Closing date shall not be impaired in any material respect.

                  8.2.3 CLOSING DOCUMENTS. Genex shall have delivered to Merger Sub the closing deliverables as set forth in Section 2.3.2.

         8.3 CONDITIONS TO OBLIGATIONS OF GENEX TO CONSUMMATE THE TRANSACTION. The obligation of Genex to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Genex prior to Closing:

                  8.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of Markland, Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date when made and as of the Closing as though made on and as of such date.

                  8.3.2 AGREEMENTS AND COVENANTS. Each of Markland, Parent and Merger Sub shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing.

                  8.3.3 CLOSING DOCUMENTS. Markland, Parent and Merger Sub shall have delivered to Genex Closing Deliverables of Markland, Parent and Merger Sub set forth in Section 2.3.1.

                  8.3.4 PAYMENTS. Merger Sub shall have made to the Genex Stockholder, payment of the Merger Consideration.

                                    ARTICLE 9
                       MISCELLANEOUS TERMS AND CONDITIONS

         9.1 SURVIVAL. All representations, warranties and covenants made in this Agreement, or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the end of the twelve-month period following the date of this Agreement.

         9.2 NOTICES. All notices and other communications hereunder to any Party shall be contained in a written instrument addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties and shall be deemed given (a) when delivered in person or duly sent by confirmed facsimile or electronic mail to a facsimile number or electronic mail address furnished by the addressee for the purpose of receiving notices and other communications or
(b) two Business Days after being duly sent by Federal Express or other recognized express courier service:

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

         TO MARKLAND, PARENT, MERGER SUB AND THE SURVIVING CORPORATION:

                    Markland Technologies, Inc.
                    88 Royal Little Drive
                    Providence, RI 02904
                    Fax:
                    Attention: Robert Tarini

         with a copy to:

                    David A. Broadwin, Esq.
                    Foley Hoag LLP
                    155 Seaport Boulevard
                    Boston, MA 02210
                    Fax: (617) 832-7000

         TO GENEX:

                    Genex Technologies, Inc.
                    10605 Concord Street, Suite 500
                    Kensington, Maryland 20895
                    Fax: 301-962-6565
                    Attention: President


         TO THE GENEX STOCKHOLDER:

                   Jason Geng
                   c/o  Dickstein, Shapiro, Morin & Oshinsky LLP
                   2101 L Street NW
                   Washington, DC 20037
                   Attn: Alan Schaefer, Esq.

         9.3 ENTIRE AGREEMENT. Unless otherwise herein specifically provided, this Agreement and the documents and instruments and other agreements among the Parties to this Agreement comprising the Transaction as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements, arrangements and understandings, both written and oral, between the parties with respect to the subject matter, including the Letter of Intent. Each Party to this Agreement acknowledges that, in entering this Agreement and completing the Transaction contemplated hereby, such Party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the other written agreements entered into by and among the parties as expressly contemplated by or referred to herein; and, except for such representations, warranties, covenants and agreements specifically set forth in this Agreement or in such other written agreements, the Parties expressly disclaim all other representations and warranties of any kind or nature expressed or implied.

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

         9.4 ASSIGNABILITY. This Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties.

         9.5 VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

         9.6 SPECIFIC PERFORMANCE. The Parties to this Agreement acknowledge that damages alone may not adequately compensate a Party for violation by another Party to this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any Party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other Party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance.

         9.7 GOVERNING LAW This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its principles of conflicts of laws.

         9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

         9.9 NO WAIVER. Unless otherwise specifically agreed in writing to the contrary; (a) the failure of any Party at any time to require performance by the other of any provision of this Agreement shall not affect such Party's right thereafter to enforce the same; (b) no waiver by any Party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting Party, and no such waiver shall be taken or held to be a waiver by such Party of any other preceding or subsequent default; and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

         9.10 GENERAL RELEASE. In consideration of the benefits that the Genex Stockholder will realize, directly or indirectly, as a result of this Agreement and the Transaction contemplated hereby, effective from and after the Closing, the Genex Stockholder hereby releases and forever discharges Genex from all debts, demands, actions, causes of action, suits, dues, royalties, sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, agreements and liabilities and any and all other claims of every kind, nature and description whatsoever, at law, in equity or otherwise, which the Genex Stockholder or its successors or other legal representatives now has or ever has had from the beginning of the world to Closing. The Genex Stockholder also waives any right of contribution or other recourse against Genex with respect to representations, warranties or covenants made by Genex pursuant to this Agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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


                      [SIGNATURE PAGE TO MERGER AGREEMENT]

         IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement under seal as of the date first above written.

                                       MARKLAND TECHNOLOGIES, INC.



                                       By: _____________________________________
                                            Name: Robert J. Tarini
                                            Title: President and Chief Executive
                                            Officer

                                       TECHNEST HOLDINGS, INC.



                                       By: _____________________________________
                                            Name: Mark Allen
                                            Title: Director

                                       MTECH ACQUISITION, INC.



                                       By: _____________________________________
                                            Name: Robert J. Tarini
                                            Title: President

                                       GENEX TECHNOLOGIES, INC.


                                       By: _____________________________________
                                            Name:  Jason Geng
                                            Title:  President


                                      __________________________________________
                                      Jason Geng



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